SCHIFF NUTRITION INTERNATIONAL, INC. ANNOUNCES
FISCAL 2012 THIRD QUARTER RESULTS
–Fiscal 2012 third quarter revenue increased 25%, with branded sales up 53%–

Salt Lake City, Utah, March 22, 2012: Schiff Nutrition International, Inc., (NYSE: WNI), announced results for the three- and nine-month periods ended February 29, 2012.

“We are pleased with our third quarter performance,” stated Tarang Amin, president and chief executive officer. “Net sales grew 25%, which was driven by a 53% increase in our branded business. These results reflect successful execution against Schiff’s growth strategy as we invest to build premium brands and lead innovation in our categories. Our core brands Schiff Move Free® and Schiff MegaRed®, in particular, benefited from strong marketing and sales execution as well as traction from new items.”

Three Months Results Ended February 29, 2012
For the fiscal 2012 third quarter ended February 29, 2012, net sales were $72.2 million, compared to $57.7 million for the same period in fiscal 2011. The 25% increase reflects growth in key brands, new product introductions and a full quarter’s contribution from the probiotics acquisition. Branded sales results were partially offset by an expected decline in private label business. Selling and marketing expenses were $17.8 million, or 25% of revenue, compared to $7.9 million, or 14% of revenue. Net income for the fiscal 2012 third quarter was $4.6 million, compared to net income of $4.0 million for the same period in fiscal 2011. Earnings per diluted share were $0.16 for the fiscal 2012 third quarter, compared to $0.14 for the same period in fiscal 2011. Adjusted EBITDA, which is defined as income from operations before depreciation, amortization and stock-based compensation, was $9.3 million for the fiscal 2012 third quarter, compared to $7.4 million for the same period in fiscal 2011.

Nine Months Results Ended February 29, 2012
For the first nine months of fiscal 2012, net sales were $191.5 million, compared to $161.8 million for the same period in fiscal 2011. Selling and marketing expenses were $45.0 million, or 24% of revenue, compared to $26.2 million, or 16% of revenue. Net income for the first nine months of fiscal 2012 was $11.8 million, compared to net income of $9.6 million for the same period in fiscal 2011. Earnings per diluted share were $0.40 for the first nine months of fiscal 2012, compared to $0.33 for the same period in fiscal 2011. Adjusted EBITDA was $25.3 million for the first nine months of fiscal 2012, compared to $21.5 million for the same period in fiscal 2011.

“We are positioning Schiff for long-term growth. Our sales and gross margins continue to benefit from our investments in brand building. It is gratifying the business has responded to these efforts so positively in fiscal 2012,” concluded Amin.

Company Outlook
The company adjusted its fiscal year 2012 expectations. Net sales are expected to grow 16% to 19% as compared to fiscal year 2011 net sales of $213.6 million. Gross profit percentage is expected to be in the range of 44% to 46%. Selling and marketing expenses, as a percentage of net sales, are estimated to be in the range of 23.0% to 24.5%. Other operating expenses are estimated at approximately $27.5 million to $29.0 million. The company continues to anticipate a very high single-digit operating margin for fiscal 2012.

Conference Call Information
Schiff will hold a conference call today, March 22nd, at 11:00 a.m. ET.  The event will be webcast at http://www.schiffnutrition.com/press_conference_calls.asp. The webcast replay will be available for 90 days. If you do not have Internet access, the dial-in number will be 800-510-9836 for domestic callers and 617-614-3670 for international callers. The participant access code is 36431763. A replay of the call will be available by dialing 888-286-8010 for domestic callers and 617-801-6888 for international callers, and entering access code 12672030. The telephone replay will be available through March 29, 2012.

Reconciliation of Adjusted EBITDA to Income from Operations
This press release refers to non-GAAP financial measures. The company defines "Adjusted EBITDA" as income from operations before depreciation, amortization and stock-based compensation. This non-GAAP financial measure is not prepared in accordance with generally accepted accounting principles (GAAP) and may be different from non-GAAP financial measures used by other companies. Non-GAAP financial measures should not be considered as a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP. A reconciliation of the non-GAAP measure to the comparable GAAP measure is included in the attached financial tables. Management believes the presentation of Adjusted EBITDA is relevant and useful because Adjusted EBITDA is a measurement industry analysts utilize when evaluating the company’s operating performance. Management also believes Adjusted EBITDA enhances an investor's understanding of the company’s results of operations because it measures the company’s operating performance exclusive of non-cash charges for depreciation, amortization and stock-based compensation. Management also provides this non-GAAP measurement as a way to help investors better understand the company’s core operating performance, enhance comparisons of the company’s core operating performance from period to period and to allow better comparisons of the company’s operating performance to that of its competitors.

About Schiff Nutrition
Schiff Nutrition International, Inc. is a leading nutritional supplement company offering vitamins, nutritional supplements and nutrition bars in the United States and throughout the world. Schiff’s portfolio of well-known brands includes Schiff Move Free®, Schiff® Vitamins, Schiff MegaRed®, Schiff Mega-D3®, Tiger's Milk®, Schiff Sustenex®, and Schiff Digestive Advantage®. Focused on quality for 75 years, Schiff’s headquarters and award-winning manufacturing and distribution facility are based in Salt Lake City, Utah. To learn more about Schiff, please visit the web site www.schiffnutrition.com.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 that are based on management’s beliefs and assumptions, current expectations, estimates, and projections. These statements, including those under the heading “Company Outlook,” are subject to known and unknown risks and uncertainties, certain of which are beyond the company’s ability to control or predict, and therefore, actual results may differ materially.  For example, statements concerning Schiff’s  financial condition, possible or expected results of operations, commercialization of new products, growth opportunities and plans of management are all forward-looking statements. Any forward-looking statements are made pursuant to the Private Securities Litigation Reform Act of 1995 and, as such, speak only as of the date hereof. Schiff disclaims any obligation to update any forward-looking statements whether as a result of new information, future events or otherwise. You are cautioned not to place undue reliance on these forward-looking statements.

Important factors that may cause actual results of Schiff to differ materially from those expressed or implied by such forward-looking statements include, but are not limited to: dependence on sales of Schiff Move Free product and the joint care category, dependence on sales of Schiff MegaRed product, dependence on individual customers, adverse publicity or consumer perception regarding our nutritional supplements and/or their ingredients, similar products distributed by other companies or the nutritional supplement industry generally, the impact of competitive products and pricing pressure (including expansion of private label products), the inability to successfully bid on new and existing private label business, the impact of raw material pricing, availability and quality (particularly relating to joint care products and ingredients from third-party suppliers outside the United States, including China), claims that our products infringe the intellectual property rights of others, the inability to enforce or protect our intellectual property rights and proprietary techniques against infringement, the inability to successfully launch and maintain sales (especially in the joint care and omega-3 categories) outside of the United States while maintaining the integrity of the products sold and complying with local regulations, the inability to appropriately respond to changing consumer preferences and demand for new products, the inability to gain or maintain market distribution for new products or product enhancements, including products in the probiotic space, litigation and government or administrative regulatory action in the United States and internationally, including FDA enforcement and product liability claims, the inability or increased cost to obtain sufficient levels of product liability and general insurance, the inability to comply with existing or new regulations, both in the United States and abroad, and adverse actions regarding product formulation, claims or advertising, product recalls or a significant amount of product returns, dependence on a single manufacturing facility and potential disruptions of our manufacturing operations, the inability to find strategic transaction opportunities or the inability to successfully consummate or integrate a strategic transaction (including the inability to successfully integrate the assets recently acquired from Ganeden), the inability to maintain or attract key personnel, interruptions to our information technology systems, control by our principal stockholders, and other factors indicated from time to time in the company’s SEC reports, copies of which are available upon request from the company’s investor relations department or may be obtained at the SEC's web site (www.sec.gov).  These risks and uncertainties should be carefully considered before making an investment decision with respect to shares of our common stock.

Schiff Nutrition Contact: Joseph W. Baty, CFO (801) 975-5186 email: joeb@schiffnutrition.com www.schiffnutrition.com	IR Agency Contact: Kirsten Chapman / Becky Herrick LHA (415) 433-3777 email: bherrick@lhai.com

– Tables to Follow –

SCHIFF NUTRITION INTERNATIONAL, INC.
CONSOLIDATED CONDENSED STATEMENTS OF INCOME
(in thousands, except per share amounts)
(unaudited)

	Three Months Ended		Nine Months Ended
	February 29, 2012	February 28, 2011	February 29, 2012	February 28, 2011

Net sales	$72,211	$57,735	$191,479	$161,776
Cost of goods sold	39,124	36,863	105,523	100,394

Gross profit	33,087	20,872	85,956	61,382
Operating expenses:
Selling and marketing	17,789	7,906	45,044	26,241
Other operating expenses	8,198	6,613	21,798	19,867
Total operating expenses	25,987	14,519	66,842	46,108

Income from operations	7,100	6,353	19,114	15,274
Other expense, net	112	121	694	199

Income before income taxes	6,988	6,232	18,420	15,075
Income tax expense	2,358	2,187	6,651	5,505

Net income	$4,630	$4,045	$11,769	$9,570

Weighted average common shares outstanding - diluted	29,383	29,388	29,406	29,178

Net income per share - diluted	$0.16	$0.14	$0.40	$0.33

SCHIFF NUTRITION INTERNATIONAL, INC.
CONSOLIDATED CONDENSED BALANCE SHEETS
(in thousands)
(unaudited)

	February 29,	May 31,
	2012	2011

Cash and cash equivalents	$18,041	$39,547
Available-for-sale securities	7,649	5,938
Receivables, net	28,971	27,339
Inventories	34,657	34,923
Other current assets	4,761	4,812

Total current assets	94,079	112,559

Property and equipment, net	13,553	14,219

Other assets, net:
Intangible assets and goodwill	42,189	4,346
Other assets	767	1,442

Total other assets, net	42,956	5,788

Total assets	$150,588	$132,566

Total current liabilities	$35,833	$32,938

Long-term liabilities	4,734	3,168

Stockholders’ equity	110,021	96,460

Total liabilities & stockholders’ equity	$150,588	$132,566

SCHIFF NUTRITION INTERNATIONAL, INC.
ADJUSTED EBITDA RECONCILIATION
(in thousands)
(unaudited)

	Three Months Ended		Nine Months Ended
	February 29, 2012	February 28, 2011	February 29, 2012	February 28, 2011

Income from operations	$7,100	$6,353	$19,114	$15,274

Depreciation	987	967	2,873	2,592

Amortization	416	—	1,245	—

Stock based compensation, non-cash	763	30	2,077	3,605

Adjusted EBITDA	$9,266	$7,350	$25,309	$21,471

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